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EXHIBIT 10.20

                             BOARD SERVICE AGREEMENT

                  This BOARD SERVICE AGREEMENT ("Agreement") is effective as of the 1st day of April, 2003, between ROADWAY CORPORATION, a Delaware corporation ("Corporation"), and MICHAEL W. WICKHAM ("Director").

                                    RECITALS:

                  A. Stockholders have elected Director to the Corporation's Board of Directors (the "Board"), and the Board has requested Director to serve as its Chairman, and Director is willing to serve in that capacity pursuant to the terms of this Agreement.

                  B. Corporation's Certificate of Incorporation and Bylaws empower it to indemnify its directors and officers, and to purchase and maintain insurance on behalf of its officers, directors and agents.

                  C. Corporation furnishes, at its expense, directors and officers liability insurance ("D&O Insurance") insuring its directors in connection with their service on the Board.

                  D. To induce Director to serve as Chairman of the Board and in consideration of Director's service as such, Corporation wishes to enter into this Agreement with Director to set forth, among other things, Director's compensation for serving in such capacity.

                  NOW, THEREFORE, in consideration of the foregoing, and of the mutual premises hereinafter set forth, and of other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                  1. Agreement to Serve. Director will serve as the Chairman of the Board on an annual basis so long as Director is duly elected and qualified to so serve or until Director resigns or is removed by the Board (the "Term"). Director will have the following duties and responsibilities:

         a) Planning and presiding over Board meetings, including planning times for committee meetings, coordinating dates and times for Board meetings, and overseeing the agenda for Board meetings,

         b) Coordinating the screening process for possible new Board members as directed by and under the supervision of the Nominating Committee,

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         c)       Consulting with the Chief Executive Officer on a regularly scheduled basis to develop a strategic vision for the Corporation and overseeing the implementation of the overall corporate strategy,

         d) Managing the senior management succession planning process and communicating regularly with the Board about its progress and status;

         e) Participating in shareholder and government relations, where appropriate,

         f) Implementing such corporate governance procedures as the Board determines,

         g)       Presiding at the annual meeting of stockholders, and

         h) Performing such other duties, commensurate with the Director's title and position, as may be from time to time requested by the Board.

                  2. Compensation. During the Term, Director will be compensated for his service as follows:

         a) Director will be entitled to be reimbursed for any and all reasonable business expenses incurred by Director in connection with his service in such capacity consistent with the Corporation's reimbursement policies for business expenses.

         b) Director will have the use of an office and access to support staff at the Corporation's headquarters.

         c) Director shall receive $200,000 per annum in connection with his services hereunder.

                  3. Nature of Services. Director and the Corporation agree that Director is acting as and will provide services as an independent contractor and not as an employee of the Corporation. Except as set forth herein, no law, agreement or other arrangement that has the effect of conferring benefits on officers or employees of the Corporation will be applicable to Director. Director will be solely liable for all taxes with respect to any compensation Director may receive under this Agreement, including but not limited to federal, state, and local income taxes, FICA (including self-employment) taxes, and federal and state unemployment taxes.

                  4. D&O Insurance. Corporation will continue to maintain, at its expense, D&O Insurance insuring itself and any director (including Director) and other named insureds against any expense, liability or loss as set forth in such D&O Insurance.

                  5.       Governing Law. This Agreement will be governed by
Ohio law.

                  6. Confidentiality. Director agrees to abide by all of the terms and conditions of the Corporation's workplace policies, including applicable (i) codes of conduct, (ii) travel, business expense and reimbursement policies, (iii) confidentiality and

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non-disclosure agreements, and (iv) such other policies as are applicable to senior management and/or the Corporation's Board.

                  7. Severability. The provisions of this Agreement will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

                  8. Notices. All notices given under this Agreement will be in writing and delivered either personally, by registered or certified mail (return receipt requested, postage prepaid), by recognized overnight courier or by telecopy (if promptly followed by a copy delivered personally, by registered or certified mail or overnight courier), as follows:

                  If to Director:           Michael W. Wickham
                                            6364 Canterbury Drive
                                            Hudson, Ohio 44236

                  If to Corporation:        Roadway Corporation
                                            1077 Gorge Boulevard
                                            Akron, Ohio 44310

                           or to such other address as either party furnishes to
the other in writing.

                  9. Counterparts. This Agreement may be signed in counterparts.

                            [SIGNATURE PAGE FOLLOWS]

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         IN WITNESS WHEREOF, the parties have executed this Agreement on the date written above.

                                      CORPORATION:

                                      ROADWAY CORPORATION,
                                      A DELAWARE CORPORATION

                                      BY: /s/ JOHN J. GASPAROVIC
                                          --------------------------------------
                                          JOHN J. GASPAROVIC
                                          ITS: EXECUTIVE VICE PRESIDENT, GENERAL
                                               COUNSEL & SECRETARY

                                      DIRECTOR:

                                      /s/ MICHAEL W. WICKHAM
                                      ------------------------------------------
                                      MICHAEL W. WICKHAM